UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2013

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois		60196
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 13, 2013, Motorola Solutions, Inc. (the “Company”) entered into a Separation Agreement and General Release (the “Agreement”) with Mr. Eugene A. Delaney in connection with his retirement from the Company. Pursuant to the Agreement, the Company and Mr. Delaney agreed that in addition to the payments and benefits he is entitled to under the Company’s Legacy Amended and Restated Executive Severance Plan (the “Severance Plan”), in exchange for, and subject to Mr. Delaney’s compliance with the restrictive covenants referenced in Section 4 of the Severance Plan until the second anniversary of the date of his separation from the Company and his availability to provide business and technical expertise on a consultative capacity at the Company’s request, then Mr. Delaney would be entitled to receive a cash severance payment equal to Nine Hundred Thousand Dollars ($900,000) (the “Separation Payment”), payable in a single lump sum within thirty (30) days following the first anniversary of the date of his separation from the Company. If, during the two year period following the date of Mr. Delaney’s separation from the Company Mr. Delaney engages in any conduct that contravenes his non-competition, non-solicitation, and other restrictive covenant obligations, then, in addition to all remedies and law and/or equity available to the Company, Mr. Delaney must repay 100% of the Separation Payment. The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibits
10.1	Motorola Solutions, Inc. Separation Agreement and General Release between Motorola Solutions, Inc. and Eugene A. Delaney, dated as of June 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: June14, 2013	By:	/s/ Michele A. Carlin
		Name:	Michele A. Carlin
		Title:	Senior Vice President, Human Resources

Exhibit Index:
10.1	Motorola Solutions, Inc. Separation Agreement and General Release between Motorola Solutions, Inc. and Eugene A. Delaney, dated as of June 13, 2013.